SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Acorn International, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19/F, 20th Building, 487 Tianlin Road, Shanghai, People’s Republic of China	200233
(Address of Principal Executive Offices)	(Zip Code)

2006 Equity Incentive Plan

 (Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

EXPLANATORY NOTE

Acorn International, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 25, 2007, File No. 333-143267 (the “2007 Form S-8”), with respect to the Registrant’s ordinary shares, par value $0.01 per share (the “Ordinary Shares”), thereby registered for offer or sale pursuant to the Registrant’s 2006 Equity Incentive Plan (the “Plan”). A total of 24,133,000 shares of Ordinary Shares were initially registered for issuance under the 2007 Form S-8. The Plan became effective May 1, 2006 and expired on April 30, 2016 pursuant to its terms, and the Registrant no longer offers its securities through the Plan. Moreover, as of the date hereof, there are no outstanding awards under the Plan.

The Registrant is filing this Post-Effective Amendment in accordance with the undertaking in the Registration Statement to terminate the effectiveness of the Registration Statement and to remove from registration all securities that remain unsold at the termination of the offering through the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shanghai, the People’s Republic of China, on this eleventh day of May, 2017.

Acorn International, Inc.

By:	/s/ Robert W. Roche
Robert W. Roche Chief Executive Officer